Exhibit 107

Calculation of Filing Fee Table

FORM S-8

Currenc Group Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share (reserved for future issuance pursuant to the 2024 Plan)	457(c) and 457(h)	4,636,091	(2)	$1.44	(3)	$6,675,971.04	0.00015310	$1,022.09	(3)

			Total Offering Amount					$6,675,971.04		$1,022.09
			Total Fees Previously Paid							$—
			Total Fee Offsets							$—
			Net Fees Due							$1,022.09

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 covers any additional Common Shares that become issuable under the Currenc Group Inc. 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Company’s receipt of consideration which would increase the number of outstanding Ordinary Shares.

(2)	Represents ordinary shares issuable upon vesting or exercise of options and pursuant to other awards granted the 2024 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $1.63 and low $1.25 sale prices of our Ordinary Shares on July 11, 2025 (such date being within five business days of the date that this registration statement on Form S-8 was first filed with the Securities and Exchange Commission), as reported on the Nasdaq Global Market.